Exhibit 99.1


       Nevada Chemicals Inc. Announces 1st Quarter 2003 Earnings


    SALT LAKE CITY--(BUSINESS WIRE)--April 17, 2003--John T. Day, president and chief executive officer of Nevada Chemicals Inc. (Nasdaq/NMS:NCEM), today announced earnings for the first quarter ended March 31, 2003. The company had net income of $319,000 or $0.04 a share compared to $208,000 or $0.03 per share in the first quarter of 2002.
    The improvement in earnings over the first quarter of 2002 is due primarily to the additional business obtained in the acquisition of the FMC business on April 1, 2002, by Cyanco, an unincorporated joint venture engaged in the manufacture and sale of liquid sodium cyanide. During the first quarter of 2003, Cyanco has seen fluctuations in the price of various raw materials based on the cost of energy resulting in increased production costs, compared to the fourth quarter of 2002. The energy prices have been greatly affected by the uncertainties caused by the conflict in Iraq as has the spot price for gold. According to Day, there continues to be interest on the part of the gold mines to review strategies to exploit the gold price run-up over the last year.
    Cyanco is a 50/50 joint venture company of Nevada Chemicals Inc. and Degussa Corp. Cyanco has produced and marketed liquid sodium cyanide to the Western States gold mining region for the past 14 years.

                        Nevada Chemicals Inc.
            Condensed Consolidated Statement of Operations
                        and Balance Sheet Data
                        Quarters Ended March 31

                                                    2003         2002
----------------------------------------------------------------------
Revenues                                      $   670,000  $   542,000

Net Income                                        319,000      208,000

Earnings per Common Share,
Assuming Dilution                             $      0.04  $      0.03

Stockholders' Equity                          $22,307,000  $20,509,000

Total Assets                                  $24,929,000  $23,327,000

Weighted Average Common Shares Outstanding --
 Fully Diluted                                  7,185,629    7,278,000

    Note: The foregoing contains "forward-looking" statements that are pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the company's business prospects and performance. These include, but are not limited to, economic, competitive, governmental, technological and other factors discussed in the company's reports to shareholders and periodic filings with the Securities and Exchange Commission.


    CONTACT: Nevada Chemicals Inc., Salt Lake City
             John T. Day or Dennis P. Gauger, 801/984-0228